EXHIBIT 5.1

Los Angeles Office 10880 Wilshire Blvd., 19th Floor Los Angeles, CA 90024 P 310.299.5500 F 310.299.5600 www.mrllp.com

May 12, 2023

Lucia Technologies, Inc.

1800 2nd Street, STE 603

Sarasota, FL 34236

Re: Lucia Technologies, Inc.

Registration Statement on Form S-1

Ladies & Gentlemen:

We have acted as U.S. securities counsel to Lucia Technologies, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form S-1 (as amended through the date hereof, the “Registration Statement”), registering for resale up to 500,000 shares (the “Resale Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), to be sold by Skypeak Fund I LP (the “Selling Stockholder”), as identified in the resale offering prospectus.

We note that the Company has not engaged the services of an underwriter or placement agent in connection with the proposed sale of the Resale Shares and, as a result, that the Selling Stockholder may be deemed to be a statutory underwriter under Section 2(a)(11) of the Securities Act of 1933, as amended.

In our capacity as counsel to the Company, we have examined the original or certified copies of such records of the Company and such agreements, certificates of public officials, certificates of officers or representatives of the Company and others, and such other documents as we deem relevant and necessary as a basis for the opinions hereinafter expressed. In such examination we have assumed the genuineness of all signatures on original documents and the conformity to original documents of all copies submitted to us as conformed or photostat copies. As to various questions of fact material to such opinions, we have relied upon statements or certificates of officials and representatives of the Company and others.

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1. Our opinions are subject to, and may be limited by, (a) applicable bankruptcy, reorganization, insolvency, conservatorship, moratorium, fraudulent conveyance, debtor and creditor, and similar laws which relate to or affect creditors’ rights generally, and (b) general principles of equity (including, without limitation, concepts of materiality, reasonableness, impossibility of performance, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law.

2. Our opinions are subject to the qualification that the availability of specific performance, an injunction or other equitable remedies is subject to the discretion of the court before which the request is brought.

Based upon the foregoing, it is our opinion that the Resale Shares have been duly and validly authorized and are validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the General Corporation Law of the State of Delaware and the federal laws of the United States of America. This opinion is limited to the laws of the State of Delaware as in effect on the date hereof. We do note purport to cover herein the application of the securities or “Blue Sky” laws of the various states.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also hereby consent to the use of our name as your counsel under “Legal Matters” in the Prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Securities Act or the General Rules and Regulations promulgated thereunder.

Very truly yours,

/s/ Michelman & Robinson, LLP

Michelman & Robinson, LLP